GE ANNOUNCES FOURTH QUARTER 2023 RESULTS
Excellent 2023 supported by solid fourth quarter; GE Aerospace and GE Vernova ready to launch in early April

Fourth quarter 2023:
•Total orders of $21.7B, +8%; organic orders +7%
•Total revenues (GAAP) of $19.4B, +15%; adjusted revenues* $18.5B, +13% organically*
•Profit margin (GAAP) of 10.3%, +90 bps; adjusted profit margin* 9.6%, +50 bps organically*
•Continuing EPS (GAAP) of $1.44, $(0.09); adjusted EPS* $1.03, +$0.37
•Cash from Operating Activities (GAAP) of $3.2B, $(0.4)B; free cash flow* $3.0B, $(0.4)B
Full year 2023:
•Total orders of $79.2B, +25%; organic orders +25%
•Total revenues (GAAP) of $68.0B, +17%; adjusted revenues* $64.6B, +17% organically*
•Profit margin (GAAP) of 15.0%, +1,640 bps; adjusted profit margin* 8.8%, +310 bps organically*
•Continuing EPS (GAAP) of $7.98, +$8.98; adjusted EPS* $2.81, +$2.04
•Cash from Operating Activities (GAAP) of $5.6B, +$1.5B; free cash flow* $5.2B, +$2.1B
BOSTON — January 23, 2024 — GE (NYSE:GE) announced results today for the fourth quarter ending December 31, 2023.
GE Chairman and CEO and GE Aerospace CEO H. Lawrence Culp, Jr. said, "2024 will be a momentous year as GE Aerospace and GE Vernova plan to launch as independent public companies in early April. Both companies will carry forward GE's commitment to innovation and continuous improvement, with even sharper focus on their vital, growing industries. They serve vast and valuable installed bases with enviable service franchises that keep them close to customers, day in and day out. I am proud of what our teams have accomplished and excited for our next chapter as GE Aerospace invents the future of flight and GE Vernova leads the energy transition."
Culp continued, "In 2023, our teams delivered an excellent year, more than tripling earnings and generating almost 70 percent more free cash flow. At GE Aerospace, we drove solid revenue and operating profit improvement in the fourth quarter and double-digit revenue, profit, and cash growth for the year, reflecting ongoing strength in Commercial Engines and Services. At GE Vernova, Renewable Energy and Power together delivered meaningfully better results, with double-digit revenue growth in the quarter and positive profit and free cash flow for the year. We expect further revenue, profit, and free cash flow growth for both GE Aerospace and GE Vernova in 2024."
GE Aerospace1
•Delivered higher orders, revenue, and operating profit in the quarter. For the year, delivered double-digit growth in orders, revenue, operating profit, and cash due to commercial momentum and strength in services, which represent approximately 70 percent of revenue.
•Announced an order for 202 GE9X engines and spares by Emirates to power its upcoming fleet of Boeing 777X, bringing Emirates' total order for GE9X engines to 460.
•Named the GE Directors who will continue as members of GE Aerospace's Board of Directors, including two new additions with deep aerospace experience who joined in December.
GE Vernova
•Renewable Energy and Power drove double-digit revenue growth in the quarter. For the year, together they delivered strong revenue growth, operating profit improvement of over $1 billion, and positive free cash flow, with services representing approximately 65 percent of backlog.
•Secured 2.4 GW order to support Pattern Energy's SunZia wind project in New Mexico—expected to be the largest wind project in U.S. history—with 674 onshore wind turbines and a long-term services award.
•Reached key milestones toward its spin-off, including naming its Board of Directors, filing its Form 10 registration statement on a confidential basis, and achieving operational readiness.
* Non-GAAP Financial Measure
1Following the planned spin-off, in which GE will distribute the common stock of GE Vernova on a pro rata basis to holders of GE common stock, General Electric Company will be known as GE Aerospace. In current financial reporting and guidance, GE Aerospace refers to our existing reporting segment.

Total Company Results
We present both GAAP and non-GAAP financial measures to provide investors with additional information. We believe that providing these non-GAAP financial measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 8-11 for explanations of why we use these non-GAAP financial measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended December 31			Twelve months ended December 31
Dollars in millions; per-share amounts in dollars, diluted	2023	2022	Year on Year	2023	2022	Year on Year
GAAP Metrics
Cash from Operating Activities (CFOA)	$3,216	$3,664	(12)%	$5,570	$4,043	38%
Continuing EPS	1.44	1.53	(6)%	7.98	(1.00)	F
Net EPS	1.45	1.90	(24)%	8.36	0.05	F
Total Revenues	19,423	16,828	15%	67,954	58,100	17%
Profit Margin	10.3%	9.4%	90 bps	15.0%	(1.4)%	1,640 bps
Non-GAAP Metrics
Free Cash Flow (FCF)-a)	$2,961	$3,338	(11)%	$5,150	$3,059	68%
Adjusted EPS-b)	1.03	0.66	56%	2.81	0.77	F
Organic Revenues	18,182	16,043	13%	64,336	55,150	17%
Adjusted Profit-c)	1,773	1,366	30%	5,662	3,159	79%
Adjusted Profit Margin-c)	9.6%	8.5%	110 bps	8.8%	5.7%	310 bps
Adjusted Organic Profit Margin-c)	10.0%	9.5%	50 bps	9.2%	6.1%	310 bps
(a- Includes gross additions to PP&E and internal-use software. Excludes Insurance CFOA, separation cash expenditures, and other items
(b- Excludes Insurance, non-operating benefit costs, gains (losses) on retained and sold ownership interests and other equity securities, restructuring & other charges, and other items
(c- Excludes Insurance, interest and other financial charges, non-operating benefit costs, gains (losses) on retained and sold ownership interests and other equity securities, restructuring & other charges, and other items, with Energy Financial Services (EFS) on a net earnings basis

In addition, GE:
•Received total proceeds of $2.0 billion in the quarter from the sale of its remaining AerCap shares. During 2023, GE monetized approximately $9 billion in proceeds from exiting its Baker Hughes and AerCap stakes and a portion of its GE HealthCare shares.
•Repurchased, under our $3 billion authorized repurchase program, approximately 2.2 million common shares for $0.3 billion in the fourth quarter, bringing the total common shares repurchased under the program in 2023 to approximately 10.6 million shares for $1.1 billion. In addition, the company redeemed all outstanding preferred stock for $5.8 billion during 2023.
•Incurred separation costs of $0.3 billion in the quarter and $1.0 billion for the year, primarily related to employees, establishing standalone functions and IT systems, and professional fees.

2024 Guidance

For the first quarter of 2024, GE expects to deliver high-single-digit revenue growth, adjusted EPS* of $0.60 to $0.65, and free cash flow* in line with net income growth.

For the full year, GE's 2024 guidance reflects GE Vernova and GE Aerospace operating independently, incorporating standalone and other costs that each will incur separately. GE Vernova expects to deliver revenue of $34 billion to $35 billion; adjusted EBITDA* margin of mid single digits, toward the higher end of the range; and free cash flow* of $0.7 billion to $1.1 billion. GE Aerospace expects adjusted revenue* to grow low double digits or more, operating profit* of $6.0 billion to $6.5 billion, and free cash flow* of greater than $5 billion.

GE Vernova and GE Aerospace will hold Investor Days in New York, NY, on Wednesday, March 6 and Thursday, March 7, 2024, respectively, where they will provide additional details on their outlooks. In addition, the businesses announced their planned quarterly earnings calls for 2024. GE Aerospace will host its calls on April 23, July 23, and October 22. GE Vernova will host its calls on April 25, July 24, and October 23.
* Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

GE Aerospace

	Three months ended December 31			Twelve months ended December 31
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$10,620	$9,682	10%	$38,077	$31,106	22%
Revenues	8,520	7,615	12%	31,770	26,050	22%
Segment Profit/(Loss)	1,598	1,434	11%	6,115	4,775	28%
Segment Profit/(Loss) Margin	18.8%	18.8%	0 bps	19.2%	18.3%	90 bps
Orders of $10.6 billion increased 10% on a reported and organic basis, with continued services strength and strong commercial engine orders. Revenues of $8.5 billion grew 12% on a reported and organic* basis, led by Commercial Engines and Services. Segment margin of 18.8% was flat on a reported basis and contracted (70) basis points organically*. Services volume and pricing, net of inflation, was offset by unfavorable equipment mix and investments.

For the year, orders of $38.1 billion were up 22% reported and organically. Revenues of $31.8 billion increased 22% reported and organically* with growth in all businesses. Segment margin of 19.2% expanded 90 basis points reported and 50 basis points organically*. Services growth and pricing, net of inflation, more than offset negative mix from higher equipment deliveries and increased investments. Free cash flow* of $5.7 billion was up approximately $800 million from earnings growth and working capital improvement. Overall, GE Aerospace is driving growth with robust demand & operational improvements, climbing even higher in 2024.

Renewable Energy
Part of GE Vernova

	Three months ended December 31			Twelve months ended December 31
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$5,069	$5,029	1%	$22,627	$14,657	54%
Revenues	4,213	3,413	23%	15,050	12,977	16%
Segment Profit/(Loss)	(347)	(454)	24%	(1,437)	(2,240)	36%
Segment Profit/(Loss) Margin	(8.2)%	(13.3)%	510 bps	(9.5)%	(17.3)%	780 bps
Orders of $5.1 billion increased 1% on a reported and organic basis, including the cancellation of a large Offshore Wind order originally booked in the second quarter of 2023. Excluding this cancellation, orders grew over 20%, led by stronger Onshore Wind equipment and repower. Revenues of $4.2 billion increased 23% reported and 19% organically* driven by Grid and Offshore Wind. Segment margin of (8.2)% improved by 510 basis points reported and 550 basis points organically*, with Onshore Wind and Grid both profitable again this quarter from better price and productivity, more than offsetting pressure at Offshore Wind.

For the year, orders of $22.6 billion were up 54% on a reported and organic basis. Revenues of $15.0 billion increased 16% reported and 17% organically* across Offshore Wind, Grid and Onshore Wind equipment. Segment margin of (9.5)% expanded 780 basis points reported and 920 basis points organically* with Onshore and Grid improvement more than offsetting Offshore Wind pressure. Grid achieved full-year profitability and Onshore Wind was profitable in the second half of 2023. Free cash flow* of ($1.5) billion improved by $585 million from better earnings and higher down payments. Overall, Renewable Energy's operational turnaround produced sizable improvement in 2023 with further acceleration expected in these businesses in 2024, supported by growing energy transition demand and continued price and productivity.

* Non-GAAP Financial Measure

Power
Part of GE Vernova

	Three months ended December 31			Twelve months ended December 31
(In millions)	2023	2022	Year on Year	2023	2022	Year on Year
Orders	$5,728	$5,442	5%	$18,479	$17,826	4%
Revenues	5,786	5,030	15%	17,731	16,262	9%
Segment Profit/(Loss)	759	692	10%	1,449	1,217	19%
Segment Profit/(Loss) Margin	13.1%	13.8%	(70) bps	8.2%	7.5%	70 bps
Orders of $5.7 billion grew 5% reported and 4% organically with double-digit services growth in Gas Power, while equipment orders declined due to our exit from Steam new builds, partially offset by higher Aeroderivatives. Revenues of $5.8 billion grew 15% reported and 12% organically*, driven by Gas Power with equipment revenue growth from both Aeroderivative and heavy-duty gas turbines, as well as strength in services due to higher contractual outages and upgrades. Segment margin of 13.1% contracted (70) basis points reported and (210) basis points organically*, driven by higher equipment volume.

For the year, orders of $18.5 billion were up 4% reported and 3% organically. Revenues of $17.7 billion increased 9% reported and 7% organically* driven by deliveries of 58 heavy-duty gas turbines including 14 HAs and strength in services, which was up mid-single digits, led by Gas Power. Segment margin of 8.2% expanded 70 basis points reported and 20 basis points organically*, with services strength, productivity and price more than offsetting inflation and higher equipment volume. Free cash flow* of $2.0 billion was up approximately 11%, demonstrating that Power is a strong and growing business, generating significant free cash flow* while innovating decarbonization technologies.
* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
(In millions; per-share amounts in dollars)	Three months ended December 31			Twelve months ended December 31
	2023	2022	V%	2023	2022	V%
Sales of equipment and services	$18,514	$16,046	15%	$64,565	$55,143	17%
Insurance revenues	909	783		3,389	2,957
Total revenues	19,423	16,828	15%	67,954	58,100	17%

Cost of sales	14,396	12,440		50,392	44,272
Selling, general and administrative expenses	2,524	2,664		9,195	9,173
Separation costs	320	296		978	715
Research and development	551	518		1,907	1,786
Interest and other financial charges	296	347		1,118	1,477
Debt extinguishment costs	—	465		—	465
Insurance losses, annuity benefits and other costs	758	799		2,886	2,592
Non-operating benefit cost (income)	(402)	(107)		(1,585)	(409)
Total costs and expenses	18,442	17,421	6%	64,891	60,071	8%

Other income (loss)	1,029	2,172		7,129	1,172

Earnings (loss) from continuing operations before income taxes	2,009	1,580	27%	10,191	(799)	F
Benefit (provision) for income taxes	(421)	206		(1,162)	3
Earnings (loss) from continuing operations	1,589	1,786	(11)%	9,029	(795)	F
Earnings (loss) from discontinued operations, net of taxes	3	427		414	1,202
Net earnings (loss)	1,591	2,213	(28)%	9,443	407	F
Less net earnings (loss) attributable to noncontrolling interests	—	16		(37)	67
Net earnings (loss) attributable to the Company	1,591	2,197	(28)%	9,481	339	F
Preferred stock dividends	—	(97)		(295)	(289)
Net earnings (loss) attributable to GE common shareholders	$1,591	$2,100	(24)%	$9,186	$51	F
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$1,589	$1,786	(11)%	$9,029	$(795)	F
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	—	(3)		(38)	16
Earnings (loss) from continuing operations attributable to the Company	1,589	1,789	(11)%	9,067	(811)	F
Preferred stock dividends	—	(97)		(295)	(289)
Earnings (loss) from continuing operations attributable to GE common shareholders	1,589	1,692	(6)%	8,772	(1,100)	F
Earnings (loss) from discontinued operations attributable to GE common shareholders	3	408		414	1,151
Net earnings (loss) attributable to GE common shareholders	$1,591	$2,100	(24)%	$9,186	$51	F

Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$1.44	$1.53	(6)%	$7.98	$(1.00)	F
Basic earnings (loss) per share	$1.46	$1.55	(6)%	$8.06	$(1.00)	F
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$1.45	$1.90	(24)%	$8.36	$0.05	F
Basic earnings (loss) per share	$1.46	$1.93	(24)%	$8.44	$0.05	F
Total average equivalent shares
Diluted	1,100	1,097	—%	1,099	1,096	—%
Basic	1,088	1,091	—%	1,089	1,096	(1)%

Amounts may not add due to rounding
* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
SUMMARY OF REPORTABLE SEGMENTS (UNAUDITED)	Three months ended December 31			Twelve months ended December 31
(In millions)	2023	2022	V%	2023	2022	V%
Aerospace	$8,520	$7,615	12%	$31,770	$26,050	22%
Renewable Energy	4,213	3,413	23%	15,050	12,977	16%
Power	5,786	5,030	15%	17,731	16,262	9%
Total segment revenues(a)	18,518	16,058	15%	64,551	55,289	17%
Corporate	905	770	18%	3,403	2,812	21%
Total revenues	$19,423	$16,828	15%	$67,954	$58,100	17%

Aerospace	$1,598	$1,434	11%	$6,115	$4,775	28%
Renewable Energy	(347)	(454)	24%	(1,437)	(2,240)	36%
Power	759	692	10%	1,449	1,217	19%
Total segment profit (loss)(a)	2,010	1,672	20%	6,126	3,751	63%
Corporate(b)	(73)	658	U	3,785	(2,875)	F
Interest and other financial charges	(287)	(337)	15%	(1,073)	(1,423)	25%
Debt extinguishment costs	—	(465)	F	—	(465)	F
Non-operating benefit income (cost)	402	107	F	1,585	409	F
Benefit (provision) for income taxes	(462)	153	U	(1,357)	(210)	U
Preferred stock dividends	—	(97)	F	(295)	(289)	(2)%
Earnings (loss) from continuing operations attributable to GE common shareholders	1,589	1,692	(6)%	8,772	(1,100)	F
Earnings (loss) from discontinued operations attributable to GE common shareholders	3	408	(99)%	414	1,151	(64)%
Net earnings (loss) attributable to GE common shareholders	$1,591	$2,100	(24)%	$9,186	$51	F
(a)Segment revenues include sales of equipment and services related to the segment. Segment profit excludes results reported as discontinued operations, significant, higher-cost restructuring programs and other charges, the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Interest and other financial charges, income taxes and non-operating benefit costs are excluded in determining segment profit. Other income (loss) is included in segment profit. Interest and other financial charges and income taxes for EFS are included within Corporate costs. Certain corporate costs, including those related to shared services, employee benefits, and information technology, are allocated to our segments based on usage or their relative net cost of operations.
(b)Includes interest and other financial charges of $9 million and $9 million and $45 million and $54 million, and benefit for income taxes of $41 million and $53 million and $195 million and $213 million related to EFS within Corporate for the three and twelve months ended December 31, 2023 and 2022, respectively.

Amounts may not add due to rounding
* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY STATEMENT OF FINANCIAL POSITION (UNAUDITED)
(In millions)	December 31, 2023	December 31, 2022
Cash, cash equivalents and restricted cash(a)(b)	$16,967	$15,810
Investment securities	5,706	7,609
Current receivables	15,466	14,831
Inventories, including deferred inventory costs	16,528	14,891
Current contract assets	1,500	2,467
All other current assets	1,647	1,400
Assets of businesses held for sale	1,985	1,374
Current assets	59,799	58,384

Investment securities	38,000	36,027
Property, plant and equipment – net	12,494	12,192
Goodwill	13,385	12,999
Other intangible assets – net	5,695	6,105
Contract and other deferred assets	5,406	5,776
All other assets	15,997	15,477
Deferred income taxes	10,575	10,001
Assets of discontinued operations	1,695	31,890
Total assets	$163,045	$188,851

Short-term borrowings	$1,253	$3,739
Accounts payable and equipment project payables	15,408	15,399
Progress collections and deferred income	19,677	16,216
All other current liabilities	12,712	12,130
Liabilities of businesses held for sale	1,826	1,944
Current liabilities	50,876	49,428

Deferred income	1,339	1,409
Long-term borrowings	19,711	20,320
Insurance liabilities and annuity benefits	39,624	36,845
Non-current compensation and benefits	11,214	10,400
All other liabilities	10,508	11,063
Liabilities of discontinued operations	1,193	24,474
GE shareholders’ equity	27,378	33,696
Noncontrolling interests	1,202	1,216
Total liabilities and equity	$163,045	$188,851
(a)Excluded $0.8 billion and $0.6 billion at December 31, 2023 and December 31, 2022, respectively, in our run-off Insurance business, which is subject to regulatory restrictions. This balance is included in All other assets.
(b)At December 31, 2023 and 2022, Cash, cash equivalents and restricted cash included $1.7 billion and $1.7 billion of cash held in countries with currency control restrictions and $0.4 billion and $0.7 billion of restricted use cash, respectively.

Amounts may not add due to rounding
* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically organic revenues by segment; organic revenues, (2) profit, specifically organic profit and profit margin by segment; Adjusted profit and profit margin; Adjusted organic profit and profit margin; Adjusted earnings (loss) and Adjusted earnings (loss) per share (EPS), (3) cash flows, specifically free cash flows (FCF), and (4) guidance, specifically first quarter 2024 Adjusted EPS, 2024 GE Vernova FCF, 2024 GE Aerospace adjusted operating profit and 2024 GE Aerospace FCF.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended December 31	2023	2022	V%	2023	2022	V%	2023	2022	V pts
Aerospace (GAAP)	$8,520	$7,615	12%	$1,598	$1,434	11%	18.8%	18.8%	0 bps
Less: acquisitions and business dispositions	—	—		—	—
Less: foreign currency effect	10	(9)		8	(43)
Aerospace organic (Non-GAAP)	$8,510	$7,624	12%	$1,590	$1,477	8%	18.7%	19.4%	(70) bps

Renewable Energy (GAAP)	$4,213	$3,413	23%	$(347)	$(454)	24%	(8.2)%	(13.3)%	510 bps
Less: acquisitions and business dispositions	—	—		—	—
Less: foreign currency effect	159	19		(52)	(21)
Renewable Energy organic (Non-GAAP)	$4,053	$3,394	19%	$(295)	$(433)	32%	(7.3)%	(12.8)%	550 bps

Power (GAAP)	$5,786	$5,030	15%	$759	$692	10%	13.1%	13.8%	(70) bps
Less: acquisitions and business dispositions	66	—		16	—
Less: foreign currency effect	93	(8)		2	(77)
Power organic (Non-GAAP)	$5,627	$5,038	12%	$741	$769	(4)%	13.2%	15.3%	(210) bps

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenues			Segment profit (loss)			Profit margin
Twelve months ended December 31	2023	2022	V%	2023	2022	V%	2023	2022	V pts
Aerospace (GAAP)	$31,770	$26,050	22%	$6,115	$4,775	28%	19.2%	18.3%	90 bps
Less: acquisitions and business dispositions	—	—		—	—
Less: foreign currency effect	15	(18)		78	(38)
Aerospace organic (Non-GAAP)	$31,755	$26,067	22%	$6,037	$4,813	25%	19.0%	18.5%	50 bps

Renewable Energy (GAAP)	$15,050	$12,977	16%	$(1,437)	$(2,240)	36%	(9.5)%	(17.3)%	780 bps
Less: acquisitions and business dispositions	—	—		—	—
Less: foreign currency effect	(6)	57		(200)	5
Renewable Energy organic (Non-GAAP)	$15,056	$12,920	17%	$(1,237)	$(2,245)	45%	(8.2)%	(17.4)%	920 bps

Power (GAAP)	$17,731	$16,262	9%	$1,449	$1,217	19%	8.2%	7.5%	70 bps
Less: acquisitions and business dispositions	152	—		21	—
Less: foreign currency effect	65	(48)		(74)	(152)
Power organic (Non-GAAP)	$17,514	$16,310	7%	$1,503	$1,369	10%	8.6%	8.4%	20 bps
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ORGANIC REVENUES (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(In millions)	2023	2022	V%	2023	2022	V%
Total revenues (GAAP)	$19,423	$16,828	15%	$67,954	$58,100	17%
Less: Insurance revenues (Note 12)	909	783		3,389	2,957
Adjusted revenues (Non-GAAP)	$18,514	$16,045	15%	$64,565	$55,143	17%
Less: acquisitions and business dispositions	68	—		155	1
Less: foreign currency effect	265	2		74	(8)
Organic revenues (Non-GAAP)	$18,182	$16,043	13%	$64,336	$55,150	17%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of revenues from our run-off Insurance business, acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

ADJUSTED PROFIT AND PROFIT MARGIN (NON-GAAP)	Three months ended December 31				Twelve months ended December 31
(In millions)	2023	2022		V%	2023	2022	V%
Total revenues (GAAP)	$19,423	$16,828		15%	$67,954	$58,100	17%
Less: Insurance revenues	909	783			3,389	2,957
Adjusted revenues (Non-GAAP)	$18,514	$16,045		15%	$64,565	$55,143	17%

Total costs and expenses (GAAP)	$18,442	$17,421		6%	$64,891	$60,071	8%
Less: Insurance cost and expenses	810	842			3,057	2,753
Less: interest and other financial charges	287	337			1,073	1,423
Less: non-operating benefit cost (income)	(402)	(107)			(1,585)	(409)
Less: restructuring & other	241	660			679	836
Less: debt extinguishment costs	—	465			—	465
Less: separation costs	320	296			978	715
Less: Steam asset sale impairment	—	(1)			—	824
Less: Russia and Ukraine charges	—	—			190	263
Add: noncontrolling interests	—	(3)			(38)	16
Add: EFS benefit from taxes	(41)	(53)			(195)	(213)
Adjusted costs (Non-GAAP)	$17,145	$14,872		15%	$60,268	$53,004	14%

Other income (loss) (GAAP)	$1,029	$2,172		(53)%	$7,129	$1,172	F
Less: gains (losses) on retained and sold ownership interests and other equity securities	621	1,935			5,773	76
Less: restructuring & other	—	28			—	31
Less: gains (losses) on purchases and sales of business interests	4	17			(9)	45
Adjusted other income (loss) (Non-GAAP)	$404	$192		F	$1,365	$1,020	34%

Profit (loss) (GAAP)	$2,009	$1,580		27%	$10,191	$(799)	F
Profit (loss) margin (GAAP)	10.3%	9.4%		90 bps	15.0%	(1.4)%	1,640 bps

Adjusted profit (loss) (Non-GAAP)	$1,773	$1,366		30%	$5,662	$3,159	79%
Adjusted profit (loss) margin (Non-GAAP)	9.6%	8.5%	110	bps	8.8%	5.7%	310 bps

We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED ORGANIC PROFIT (NON-GAAP)	Three months ended December 31				Twelve months ended December 31
(In millions)	2023	2022	V%		2023	2022	V%
Adjusted profit (loss) (Non-GAAP)	$1,773	$1,366	30%		$5,662	$3,159	79%
Less: acquisitions and business dispositions	13	—			12	(5)
Less: foreign currency effect	(57)	(151)			(294)	(189)
Adjusted organic profit (loss) (Non-GAAP)	$1,818	$1,517	20%		$5,944	$3,353	77%

Adjusted profit (loss) margin (Non-GAAP)	9.6%	8.5%	110	bps	8.8%	5.7%	310 bps
Adjusted organic profit (loss) margin (Non-GAAP)	10.0%	9.5%	50	bps	9.2%	6.1%	310 bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended December 31				Twelve months ended December 31
(In millions, Per-share amounts in dollars)	2023		2022		2023		2022
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Earnings (loss) from continuing operations (GAAP)	$1,589	$1.44	$1,680	$1.53	$8,769	$7.98	$(1,097)	$(1.00)
Insurance earnings (loss) (pre-tax)	99	0.09	(59)	(0.05)	334	0.30	210	0.19
Tax effect on Insurance earnings (loss)	(20)	(0.02)	9	0.01	(74)	(0.07)	(52)	(0.05)
Less: Insurance earnings (loss) (net of tax)	78	0.07	(49)	(0.05)	260	0.24	159	0.15
Earnings (loss) excluding Insurance (Non-GAAP)	$1,511	$1.37	$1,730	$1.58	$8,509	$7.74	$(1,255)	$(1.15)
Non-operating benefit (cost) income (pre-tax) (GAAP)	402	0.37	107	0.10	1,585	1.44	409	0.37
Tax effect on non-operating benefit (cost) income	(84)	(0.08)	(22)	(0.02)	(333)	(0.30)	(86)	(0.08)
Less: Non-operating benefit (cost) income (net of tax)	317	0.29	85	0.08	1,252	1.14	323	0.30
Gains (losses) on purchases and sales of business interests (pre-tax)	4	—	17	0.02	(9)	(0.01)	45	0.04
Tax effect on gains (losses) on purchases and sales of business interests	(1)	—	1	—	(24)	(0.02)	57	0.05
Less: Gains (losses) on purchases and sales of business interests (net of tax)	3	—	18	0.02	(32)	(0.03)	102	0.09
Gains (losses) on retained and sold ownership interests and other equity securities (pre-tax)	621	0.56	1,935	1.76	5,773	5.25	76	0.07
Tax effect on gains (losses) on retained and sold ownership interests and other equity securities(a)(b)	—	—	(3)	—	1	—	(17)	(0.02)
Less: Gains (losses) on retained and sold ownership interests and other equity securities (net of tax)	621	0.56	1,933	1.76	5,774	5.26	58	0.05
Restructuring & other (pre-tax)	(241)	(0.22)	(633)	(0.58)	(679)	(0.62)	(806)	(0.74)
Tax effect on restructuring & other	51	0.05	139	0.13	143	0.13	176	0.16
Less: Restructuring & other (net of tax)	(190)	(0.17)	(494)	(0.45)	(536)	(0.49)	(630)	(0.58)
Debt extinguishment costs (pre-tax)	—	—	(465)	(0.42)	—	—	(465)	(0.42)
Tax effect on debt extinguishment costs	—	—	68	0.06	—	—	68	0.06
Less: Debt extinguishment costs (net of tax)	—	—	(397)	(0.36)	—	—	(397)	(0.36)
Separation costs (pre-tax)	(320)	(0.29)	(296)	(0.27)	(978)	(0.89)	(715)	(0.65)
Tax effect on separation costs	(59)	(0.05)	(7)	(0.01)	197	0.18	23	0.02
Less: Separation costs (net of tax)	(378)	(0.34)	(304)	(0.28)	(781)	(0.71)	(692)	(0.63)
Steam asset sale impairment (pre-tax)	—	—	1	—	—	—	(824)	(0.75)
Tax effect on Steam asset sale impairment	—	—	—	—	—	—	84	0.08
Less: Steam asset sale impairment (net of tax)	—	—	—	—	—	—	(740)	(0.68)
Russia and Ukraine charges (pre-tax)	—	—	—	—	(190)	(0.17)	(263)	(0.24)
Tax effect on Russia and Ukraine charges	—	—	—	—	(5)	—	15	0.01
Less: Russia and Ukraine charges (net of tax)	—	—	—	—	(195)	(0.18)	(248)	(0.23)
Less: Excise tax and accretion of preferred share redemption	—	—	—	—	(58)	(0.05)	4	—
Less: U.S. and foreign tax law change enactment	—	—	163	0.15	—	—	126	0.11
Adjusted earnings (loss) (Non-GAAP)	$1,138	$1.03	$725	$0.66	$3,085	$2.81	$839	$0.77

(a) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(b) Includes related tax valuation allowances.

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in Adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained cost in Adjusted earnings* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2023.

* Non-GAAP Financial Measure

FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(In millions)	2023	2022	V$	2023	2022	V$
CFOA (GAAP)	$3,216	$3,664	$(448)	$5,570	$4,043	$1,526
Less: Insurance CFOA	67	88		191	136
CFOA excluding Insurance (Non-GAAP)	$3,149	$3,576	$(427)	$5,378	$3,907	$1,471
Add: gross additions to property, plant and equipment and internal-use software	(531)	(373)		(1,595)	(1,174)
Less: separation cash expenditures	(308)	(86)		(1,060)	(158)
Less: Corporate restructuring cash expenditures	(49)	(38)		(177)	(38)
Less: taxes related to business sales	15	(10)		(130)	(129)
Free cash flows (Non-GAAP)	$2,961	$3,338	$(377)	$5,150	$3,059	$2,092

We believe investors may find it useful to compare free cash flows* performance without the effects of CFOA related to our run-off Insurance business, separation cash expenditures, Corporate restructuring cash expenditures (associated with the separation-related program announced in October 2022) and taxes related to business sales. We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flows.

2024 GUIDANCE: FIRST QUARTER 2024 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2024 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in GE HealthCare and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2024 GUIDANCE: GE VERNOVA 2024 FREE CASH FLOWS (FCF) (NON-GAAP)
(In billions)	2024
CFOA (GAAP)	$1.5 - $1.9
Add: gross additions to property, plant and equipment and internal-use software	~(0.8)
Free cash flows (Non-GAAP)	$0.7 - $1.1

We believe investors may find it useful to compare free cash flows* performance including the effects of expenditures related to property, plant and equipment and internal-use software. We believe this measure will better allow management and investors to evaluate the amount of cash generated from our operations after reinvesting in the business.

2024 GUIDANCE: 2024 GE AEROSPACE OPERATING PROFIT (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for GE Aerospace operating profit* in 2024 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in GE HealthCare and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2024 GUIDANCE: 2024 GE AEROSPACE FCF (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for GE Aerospace free cash flows* in 2024 without unreasonable effort due to the uncertainty of timing for separation related cash expenditures.

* Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about planned and potential transactions, including our plan to pursue a spin-off of our portfolio of energy businesses that are planned to be combined as GE Vernova; the impacts of macroeconomic and market conditions and volatility on our business operations, financial results and financial position and on the global supply chain and world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; our credit ratings and outlooks; our funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular areas where risks or uncertainties could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•our success in executing planned and potential transactions, including our plan to pursue a spin-off of GE Vernova and sales or other dispositions of our remaining equity interest in GE HealthCare, the timing for such transactions, the ability to satisfy any applicable pre-conditions, and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility, including risk of recession, inflation, supply chain constraints or disruptions, interest rates, the value of securities and other financial assets (including our equity interest in GE HealthCare), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our business operations, financial results and financial position;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures and risks related to conflict in the Middle East, demand or supply shocks from events such as a major terrorist attack, natural disasters or actual or threatened public health pandemics or other emergencies, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•market developments or customer actions that may affect demand and the financial performance of major industries and customers we serve, such as demand for air travel and other commercial aviation sector dynamics; pricing, cost, volume and the timing of investment by customers or industry participants and other factors in renewable energy markets; conditions in key geographic markets; technology developments; and other shifts in the competitive landscape for our products and services;
•our capital allocation plans, including the timing and amount of dividends, share repurchases, acquisitions, organic investments, and other priorities;
•downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our funding profile, costs, liquidity and competitive position;
•the amount and timing of our cash flows and earnings, which may be impacted by macroeconomic, customer, supplier, competitive, contractual and other dynamics and conditions;
•capital or liquidity needs associated with our run-off insurance operations and mortgage portfolio in Poland (Bank BPH), the amount and timing of any required future capital contributions and any strategic options that we may consider;
•operational execution and improvements by our businesses, including the success at our Renewable Energy business in improving product quality and fleet availability, executing on our product and project cost estimates and delivery schedule projections and other aspects of operational performance, as well as the performance of GE Aerospace amidst market growth and ramping newer product platforms;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation and incentives related to climate change (including the impact of the Inflation Reduction Act and other policies), and the effects of tax law changes;

•our decisions about investments in research and development, and new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of shareholder and related lawsuits, Alstom, Bank BPH and other investigative and legal proceedings;
•the impact of actual or potential quality issues or failures of our products or third-party products with which our products are integrated, and related costs and reputational effects;
•the impact related to information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s LinkedIn and other social media accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information
Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast
GE will discuss its results during its investor conference call today starting at 7:30 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com